                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)
                               (AMENDMENT NO. __)*

                      CERAMICS PROCESS SYSTEMS CORPORATION
              -----------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK $0.01 PAR VALUE
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   156905 10 1
              -----------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]    Rule 13d-1(b)
  [ ]    Rule 13d-1(c)
  [X]    Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 156905 10 1                                         PAGE 2 OF 5 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO.
        OF ABOVE PERSONS (ENTITIES ONLY)

        Ampersand Specialty Materials Ventures Limited Partnership
        04-3055700
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER

                                None
     NUMBER OF          --------------------------------------------------------
      SHARES             6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   None
       EACH             --------------------------------------------------------
     REPORTING           7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                     None
                        --------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 156905 10 1                                         PAGE 3 OF 5 PAGES
---------------------                                         ------------------


ITEM 1(A).   NAME OF ISSUER:

             Ceramics Process Systems Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             111 South Worcester Street, P. O. Box 338
             Chartley, MA 02712

ITEM 2(A).   NAME OF PERSON FILING:

             Ampersand Specialty Materials Ventures Limited Partnership


ITEM 2(B).   ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

             C/o Ampersand Ventures
             55 William Street, suite 240
             Wellesley, MA 02481-4003

ITEM 2(C).   CITIZENSHIP:

             Ampersand Specialty Materials Ventures Limited Partnership is established under the laws of the State of Delaware.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.01 par value

ITEM 2(E).   CUSIP NUMBER:

             156905 10 1

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

ITEM 4.      OWNERSHIP.

     (a) Amount beneficially owned: 0


     (b) Percent of class: 0%


     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:0


         (ii)  Shared power to vote or direct the vote:   0

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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 156905 10 1                                         PAGE 4 OF 5 PAGES
---------------------                                         ------------------

         (iii) Sole power to dispose or to direct the disposition of:  0


         (iv)  Shared power to dispose or to direct the disposition of:    0


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 156905 10 1                                         PAGE 5 OF 5 PAGES
---------------------                                         ------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                AMPERSAND SPECIALTY MATERIALS
                                VENTURES LIMITED PARTNERSHIP
                                By: ASMV Management Company Limited Partnership,
                                    its general partner
                                By: ASMV MCLP LLP, its general partner



Dated:  February 14, 2000
                                By: /s/ Richard A. Charpie
                                   ---------------------------------------------
                                   Richard A. Charpie
                                   Managing General Partner